Exhibit 99.1

Semitool Announces Fiscal 2004 First Quarter Results

    KALISPELL, Mont.--(BUSINESS WIRE)--Jan. 20, 2004--Semitool, Inc. (Nasdaq: SMTL), a leading manufacturer and supplier of wafer surface preparation and electrochemical deposition equipment to the worldwide semiconductor industry, today reported financial results for its fiscal 2004 first quarter ended December 31, 2003.
    Revenue for the first quarter totaled $28.6 million, slightly less than $30.3 million in the same quarter of the previous fiscal year. Even with lower revenue, the company reported first quarter net income for 2004 of $738,000, or $0.03 per share, compared with a net loss of $2.4 million, or $0.08 per share, for the same period a year ago. Shipments for the first quarter of fiscal 2004 were $26.6 million.
    Gross margin for the first quarter was 54.5 percent, compared with
43.2 percent in the same period last year. Improving market conditions, a sales mix weighted toward the company's new single-wafer Raider tools and strong spare parts sales drove the increase in margins. The gross margin was increased 1.9 percent from the sale of a Millennium tool that had been included in the company's $19.1 million inventory write-off in the fourth quarter of fiscal 2003.
    First quarter new order bookings were $40.4 million, double the rate of the preceding quarter. Deferred revenue at December 31, 2003, was $8.6 million, and the company's shipping backlog was $31.9 million.
    Ray Thompson, president and chief executive officer, said, "Our numbers tell the story this quarter, and it seems apparent that our industry and our position in it are markedly stronger than just a few months ago. Even more important in terms of our outlook, this improvement has been bolstered by the market interest and acceptance of our new Raider platform, which delivers increased value to our customers and improved financial results to us. In addition, the actions we took over the last year to improve our cost structure are helping as we proceed into a stronger demand period."
    Thompson also noted, "Order activity is picking up. One advantage we have is that our work to reduce cycle times is allowing us to deliver tools faster. The combination of technological innovation and quicker delivery time is attracting significant industry attention, and we believe those factors are delivering additional customers to Semitool."
    The company provided guidance for its fiscal 2004 second quarter, saying that shipments are expected to range between $41 and $44 million. Anticipated revenue should range from $27 to $30 million. The difference is related to new tools, where acceptance times tend to be longer. However, with the company's patent infringement case against a competitor scheduled to go to trial during the second quarter, litigation expense is expected to rise. Taking those expenses into consideration, earnings per share are expected to range between $0.01 and $0.03 per share.
    Semitool will hold a conference call, broadcast via the Internet, at 10 a.m. Eastern time today to discuss the company's operating results and its outlook. Access to the call is available through the Semitool website at www.semitool.com, and replays will be available at that location for two weeks.

    Safe Harbor Statement

    The matters discussed in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements relating to improving market conditions, the strength of the recovery and the Company's position within the industry, the market interest in, and acceptance of, our new Raider platform and its delivery of increased value to customers and financial results for the Company, the continued improvement of our cost structure, the continued improvement of order activity, the ability to innovate and create technologically better products, the reduction in cycle times and faster delivery of tools, the attraction of significant industry attention to our Raider platform, the combination of technological innovation and quicker delivery time delivering additional customers, the timing of customer acceptances for current bookings and the positive effect of such bookings on the company's future revenue stream, and guidance for the fiscal 2004 second quarter (including shipments in the range of $41 and $44 million, anticipated revenue in the fiscal 2004 quarter of $27 to $30 million, and earnings per share in the range of $0.01 and $0.03 per share as well as the impact of an expected increase in legal expenses in the second quarter related to a patent infringement case). These forward-looking statements are based on management's estimates, projections and assumptions as of the date hereof. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Our business in general is subject to risks and uncertainties that could cause actual results to materially differ from those projected in such forward-looking statements, including, but not limited to, the cyclicality in the semiconductor industry, rapid technological change, the introduction of competing products and technologies and market non-acceptance of Semitool's new products and new applications for existing products, as well as, other risk factors related to our business contained in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

    About Semitool, Inc.

    Semitool designs, manufactures and supports highly engineered, single-wafer and multi-wafer wet chemical processing equipment used in the fabrication of semiconductor devices. The company's primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company's equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.
    Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company's stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company's website at www.semitool.com.

    Semitool is a registered trademark of Semitool, Inc.



                           SEMITOOL, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
        (Amounts in Thousands, Except for Per Share Amounts)
                             (Unaudited)

                                      Three Months     Three Months
                                         Ended             Ended
                                      December 31,     December 31,
                                         2003              2002
                                     --------------   ---------------

Net sales                           $       28,635   $        30,291
Cost of sales                               13,029            17,217
                                     --------------   ---------------
Gross profit                                15,606            13,074
                                     --------------   ---------------

Operating expenses:
   Selling, general and
    administrative                          11,132            12,425
   Research and development                  3,401             4,940
                                     --------------   ---------------
      Total operating expenses              14,533            17,365
                                     --------------   ---------------

Income (loss) from operations                1,073            (4,291)
Other income, net                               28               420
                                     --------------   ---------------
Income (loss) before income tax              1,101            (3,871)
Income tax provision (benefit)                 363            (1,471)
                                     --------------   ---------------

Net income (loss)                   $          738   $        (2,400)
                                     ==============   ===============

Income (loss) per share:
     Basic                          $         0.03   $         (0.08)
                                     ==============   ===============
     Diluted                        $         0.03   $         (0.08)
                                     ==============   ===============

Average common shares:
     Basic                                  28,467            28,428
     Diluted                                28,974            28,428



                            SEMITOOL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Amounts in Thousands)
                             (Unaudited)

                                                   December  September
                                                      31,       30,
                      ASSETS                         2003      2003
                                                   --------  ---------
Current assets:
    Cash and cash equivalents                     $ 12,940  $  23,018
    Marketable securities                            6,107      4,917
    Trade receivables, net                          22,923     17,630
    Inventories                                     40,628     32,263
    Prepaid expenses and other current assets       30,184     29,054
                                                   --------  ---------
       Total current assets                        112,782    106,882
Property, plant and equipment, net                  24,201     24,923
Other assets, net                                    7,125      6,969
                                                   --------  ---------
          Total assets                            $144,108  $ 138,774
                                                   ========  =========

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable                        $ 19,071  $  13,078
    Other current liabilities                       19,103     20,696
                                                   --------  ---------
       Total current liabilities                    38,174     33,774
Long-term liabilities                                4,267      4,323
                                                   --------  ---------
       Total liabilities                            42,441     38,097
                                                   --------  ---------

Shareholders' equity:
    Common stock                                    47,591     47,445
    Retained earnings                               54,397     53,659
    Accumulated other comprehensive income            (321)      (427)
                                                   --------  ---------
       Total shareholders' equity                  101,667    100,677
                                                   --------  ---------
          Total liabilities and shareholders'
           equity                                 $144,108  $ 138,774
                                                   ========  =========

    CONTACT: Semitool, Inc.
             Larry Viano, 406-758-7511
              or
             Investor Relations Partners, Inc.
             Shellie Roth, 973-535-8389
             roth@irpartners.com